UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 4, 2005

WHO'S YOUR DADDY, INC.
(Exact name of registrant as specified in its charter)

Nevada	0-33519	98-0360989
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of incorporation)

3131 Camino del Rio, N, Suite 1650, San Diego, CA 92108
(Address of principal executive offices)(Zip Code)

Registrant’s telephone number, including area code (619) 284-4807

_______________________________________
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

On August 4, 2005, Who's Your Daddy, Inc. (“WYD or the Company”) entered into a Marketing and Promotion Agreement (the “Agreement”) with Rich Entertainment, Inc., a California corporation (“RE”), f/s/o Percy Miller. Pursuant to the Agreement, RE will provide certain marketing and promotion services for certain products (the “Promoted Products”) of the Company.

In consideration for marketing and promotion services to be rendered by RE, upon the execution of the Agreement, the Company issued RE (i) nine hundred eight thousand seven hundred and nine (908,709) shares of WYD common stock, of which two hundred thousand (200,000) shares were immediately vested, and (ii) a warrant (the “Warrant”) to purchase three million (3,000,000) shares of WYD common stock. In addition, RE will receive a monthly payment of twelve thousand dollars ($12,000) commencing on June 1, 2005.

If, within twenty-four (24) months of the execution of the Agreement, WYD has received gross revenues of $4,000,000 from the sale of Promoted Products as a direct result of the services rendered by RE, then: (i) the remaining unvested seven hundred eight thousand seven hundred and nine (708,709) shares of WYD common stock shall thereupon become vested; (ii) WYD will pay RE a performance bonus (the “Bonus”) of two and one-half percent (2 1/2%) of the gross revenues from sales of the Promoted Products through the efforts of RE, including the revenues generated through sales of the PHARB hangover remedy, for the five (5) year period commencing on the execution date of the Agreement, payable on an annual basis; (iii) WYD will provide D&O insurance under which Percy Miller, the President and CEO of RE, is granted coverage commensurate with the officers and directors of WYD; and (iv) WYD will indemnify and hold harmless RE from claims arising out of any alleged and/or actual infringement or other violation, by the proprietary rights relating to the trademark and trade name “Who’s Your Daddy” owned by WYD, of a third party’s U.S. patents, trademarks, copyrights, and trade secrets.

If, within twenty-four (24) months of the execution of the Agreement, WYD has not received gross revenues of $4,000,000 from the sale of Promoted Products as a direct result of the services rendered by RE, then: (i) WYD will have no obligation to make any monthly payments to RE after the initial twelve (12) month term of the Agreement; (ii) the remaining unvested seven hundred eight thousand seven hundred and nine (708,709) shares of unvested WYD common stock will fail to vest; (iii) RE will not be entitled to receive the Bonus; and (iv) the Warrant will automatically be cancelled; provided, however, that RE will receive two and one-half percent (2 1/2%) of the gross revenues from the sale of Promoted Products that are a direct result of RE’s performance of services for the three year period commencing on the date of this Agreement, payable on an annual basis.

The description contained in this Item 1.01 of the terms and conditions of the Marketing and Promotion Agreement is qualified in its entirety by reference to the full text of the Marketing and Promotion Agreement, a copy of which is attached to this Report as Exhibit 1.1.

RE and/or its officers, including its President and CEO Percy Miller, a.k.a. the recording artist known as Master P, are of celebrity status and are currently engaged in the entertainment industry, as well as other industries relating to the marketing and distribution of trademarked and branded merchandise.

Section 3 – Securities and Trading Markets

Item 3.02 Unregistered Sales of Equity Securities

In consideration for marketing and promotion services to be rendered by RE, upon the execution of the Agreement, the Company issued RE (i) nine hundred eight thousand seven hundred and nine (908,709) shares of WYD common stock, of which two hundred thousand (200,000) shares were immediately vested and (ii) a warrant (the “Warrant”) to purchase three million (3,000,000) shares of WYD common stock. The issuance of the securities were exempt from registration pursuant to Section 4(2) of the Securities Act as a transaction not involving a public offering of securities.

The Warrant is exercisable as follows: (i) for the purchase of 1,000,000 shares of WYD common stock for a period of twelve (12) months from the date of the Agreement, at an exercise price of $1.00 per share, (ii) for the purchase of an additional 1,000,000 shares of WYD common stock for a period of twelve (12) months from the date of the Agreement, at an exercise price of $1.50 per share, and (iii) for the purchase of an additional 1,000,000 of WYD common stock for a period of eighteen (18) months from the date of the Agreement, at an exercise price of $2.00 per share.

If, within twenty-four (24) months of the execution of the Agreement, WYD has received gross revenues of $4,000,000 from the sale of Promoted Products as a direct result of the services rendered by RE, then the remaining unvested seven hundred eight thousand seven hundred and nine (708,709) shares of WYD common stock shall thereupon become vested.

If, within twenty-four (24) months of the execution of the Agreement, WYD has not received gross revenues of $4,000,000 from the sale of Promoted Products as a direct result of the services rendered by RE, then the remaining unvested seven hundred eight thousand seven hundred and nine (708,709) shares of unvested WYD common stock shall fail to vest and the Warrant shall automatically be cancelled

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

(c ) Exhibits

Exhibit No.	Description
1.1	Marketing and Promotion Agreement between the Company and Rich Entertainment, Inc. dated August 4, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WHO'S YOUR DADDY, INC.

Date: August 10, 2005	By:	/s/ Dan Fleyshman

	Title:	Dan Fleyshman, President